News Release

Associated Banc-Corp to acquire First National Bank of Hudson

GREEN BAY, Wis. – Jan. 17, 2007 – Associated Banc-Corp (NASDAQ: ASBC) will acquire The First National Bank of Hudson, under a definitive agreement signed by the two companies on Jan. 17, 2007.

First National Bank, based in Hudson, Wis., is a $390 million community bank with eight banking locations in the Greater Twin Cities area. Terms of the acquisition were not disclosed.

First National Bank’s presence in the rapidly growing corridor from Minneapolis-St. Paul to the eastern metro suburbs and into Wisconsin make it a natural fit for Associated, said Paul Beideman, chairman and CEO of the $21 billion Associated. “By welcoming First National Bank’s associates and convenient locations into the Associated family, we will be able to provide our increasing number of customers in the region more offices closer to home,” Beideman said.

With the additional locations added by the acquisition of First National Bank, Associated will have 26 offices in the greater Twin Cities area and 35 total when including all Minnesota and Hudson area locations.

Ken Heiser, the current president and CEO of First National Bank, will continue with Associated, serving as Hudson market president.

“We are very excited about the opportunities ahead of us as First National Bank and Associated come together,” Heiser said. “Our customers will benefit from the expanded range of services and the convenience of more than three times as many banking offices across the greater metro area. At the same time, we are pleased to become part of a highly respected Midwestern company that shares our community banking philosophy and values.”

John and Ruth Huss of St. Paul have owned the bank since 1977. “After nearly 30 years, the timing was right for us to find a buyer who would appreciate what we’ve built and carry on our community banking tradition,” said John Huss. “I’m confident that our customers and employees will be well-served joining the Associated family.”

“We welcome the people of First National Bank and the considerable skills they bring to our organization,” Beideman said. “Under Ken Heiser’s leadership, they will continue to provide the outstanding level of service that First National Bank customers have come to expect and value. As part of Associated, they will also have a more comprehensive array of products and services to offer their customers, and more opportunities for professional growth.”

The transaction is expected to be completed during the second quarter of 2007, subject to regulatory approvals. Associated expects the transaction to be accretive.

The companies expect integration planning to begin immediately and the conversion of banking systems to take place within six months of the transaction’s closing. Over time, certain back office support operations currently operated by First National Bank will be integrated into Associated. Job displacement is expected to be minimal, Beideman said, and Associated would treat any affected employees with the utmost fairness, identifying new positions for them in the combined organization whenever possible.

Associated entered Minnesota in 1999 through an acquisition, and has subsequently increased offices through other acquisitions. Late last year, Associated announced it would open up to six new branches in the Twin Cities suburbs over the next three years.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has more than 315 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

The First National Bank of Hudson is a community bank with $390 million in assets and eight office locations. Established in 1863, the bank has 144 years of experience serving customers in western Wisconsin and eastern Minnesota.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.

For more information: Cindy Moon-Mogush, Associated Corporate Communications, 920-431-8034